Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Fourth Quarter 2012 Financial Results

Declares a Dividend of $0.33 Per Share

BOSTON – March 4, 2013 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fiscal fourth quarter ended Dec. 31, 2012. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2013 dividend of $0.33 per share payable on March 29, 2013, to stockholders of record as of March 15, 2013.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of Dec. 31, 2012
Total assets	$406.3
Investment portfolio, at fair value	$394.3
Net assets	$347.5
Net asset value per share	$13.20
Weighted average yield on investments	13.9%

	Year ended Dec. 31, 2012	Quarter ended Dec. 31, 2012
Portfolio activity
Total investments made, at par(1)	$277.4	$105.1
Number of new portfolio companies(1)	19	6
Number of portfolio companies at end of period	34	34
Operating results
Total investment income	$53.1	$16.4
Net investment income	$30.2	$9.0
Net increase in net assets from operations	$27.6	$9.8
Net investment income per share	$1.38	$0.34
Dividends declared	$1.34	$0.38

(1)	Excludes $24.0 million of investments made in October 2012 in the broadly syndicated loans of five companies for short-term investment purposes that were sold in the fourth quarter.

“We are pleased with our fourth quarter investment activity,” said James K. Hunt, chief executive officer of THL Credit. “While prepayment activity with associated premiums was higher than expected, our originations remained strong amid an increasingly competitive environment in the middle market. During 2012, we completed 19 new investment transactions and made 7 follow-on investments totaling $277 million in debt and equity capital, excluding the broadly syndicated investments noted above. We have an active pipeline today that includes an increasing number of unsponsored opportunities. While we continue to maintain our cautious view on the economy, we are optimistic that a gradually improving economic backdrop will continue to lead to an increasingly active first half of 2013.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on $94.4 million in six new investment transactions and made $10.7 million of follow-on investments in three existing portfolio companies, excluding the broadly syndicated investments noted above. THL Credit had several realizations on prior investments generating $81.3 million of proceeds. Activity for the quarter included:

•

$36.8 million investment in the subordinated term loan of Gold, Inc., a designer and distributor of both private label and branded accessories and travel gear for infants and children, headquartered in Aurora, CO; subsequent to year-end, THL Credit sold $15.7 million of its investment as anticipated;

•

$25.4 million investment in the senior secured term loan of Harrison Gypsum, LLC (“Harrison”). Harrison mines, mills, processes and distributes gypsum and anhydrite products, and is based in Norman, OK; THL Credit expects to sell a portion of its investment;

•	$11.0 million in the senior secured term loan of Washington Inventory Service, a global provider of outsourced inventory management services based in San Diego, CA;

•

$10.0 million in the second lien term loan of Pinnacle Operating Corporation, a distributor of crop input and precision agricultural services to growers in the Mid-South, headquartered in Cleveland, MS;

•	$10.0 million investment in the income notes of a collateralized debt obligation (“CLO”) managed by Octagon Credit Investors, LLC;

•	$1.2 million limited partnership investment in a fund managed by Gryphon Investors;

•	$10.7 million in follow-on investments in Dr. Fresh, LLC, Pomeroy IT Solutions, Inc. and Vision Solutions, Inc.;

•

Realization of debt investments in Texas Honing, Inc., JDC Healthcare Management, LLC, Pomeroy, T&D Solutions, LLC, Purple Communications, Inc. and Chuy’s Opco, Inc., resulting in proceeds of $70.0 million, which includes prepayment premiums;

•	Partial realization of debt investments in Loadmaster Derrick & Equipment, Inc. and YP Intermediate Holdings Corp., resulting in proceeds of $9.7 million;

•

Interest income of $0.2 million and realized gains of $0.4 million resulting from the sale of $24.0 million of broadly syndicated loans in five companies made for short-term investment purposes in the fourth quarter.

These transactions bring the total fair value of THL Credit’s investment portfolio to $394.3 million across 34 portfolio companies at the end of the year, an increase over the prior year end of approximately 48 percent. As of Dec. 31, 2012, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 13.9 percent. The weighted average yield on the debt investments alone at their current cost basis was 13.7 percent.

As of Dec. 31, 2012, THL Credit’s investment portfolio at fair value was allocated 26 percent in first lien debt, including unitranche investments, 18 percent in second lien debt, 47 percent in subordinated debt, 7 percent in income-producing securities and 2 percent in equity.

This compares to its portfolio as of Dec. 31, 2011, which had a fair value of $267.0 million allocated 34 percent in first lien debt, 22 percent in second lien debt, 38 percent in subordinated debt, 5 percent in income-producing securities and 1 percent in equity. The weighted average yield of the debt and income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2011, was 14.0 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2011, was 13.8 percent.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2012 and 2011 was $16.4 million and $10.9 million, respectively, and consisted of $14.3 million and $10.3 million of interest income on debt securities (which included $1.1 million and $0.8 million, respectively, of PIK interest and $1.0 million and $0.5 million, respectively, of prepayment premiums), $0.9 million and $0.6 million of interest income on income-producing securities, $0.4 million and $0.0 million of dividend income, and $0.8 million and $0.6 million of other income (which includes $0.8 million and $0.6 million, respectively, of fees related to THL Credit’s portfolio company, THL Credit Greenway Fund LLC (“Greenway”)).

Total investment income for the years ended Dec. 31, 2012 and 2011 was $53.1 million and $37.4 million, respectively, and consisted of $47.0 million and $32.8 million of interest income on debt securities (which included $4.1 million and $2.6 million, respectively, of PIK interest and $2.6 million and $1.1 million, respectively, of prepayment premiums), $2.8 million and $2.1 million of interest income on income-producing securities, $0.4 million and $0.3 million of dividend income, and $2.9 million and $2.2 million of other income (which includes $2.6 million and $1.8 million, respectively, of fees related to Greenway).

The increase in the investment income compared to the same periods in prior years is due to the growth of THL Credit’s investment portfolio and an increase in prepayment premiums.

Expenses

Expenses for the three months ended Dec. 31, 2012 and 2011 were $6.8 million and $4.9 million, respectively. Base management fees for the same periods were $1.5 million and $1.0 million; incentive fees totaled $2.3 million and $1.8 million; administrator and other expenses totaled $1.8 million and $1.5 million; fees and expenses related to THL Credit’s credit facility totaled $1.2 million and $0.6 million; and excise and income taxes totaled $0.6 million and $0.02 million, respectively.

Expenses for the years ended Dec. 31, 2012 and 2011 were $22.9 million and $16.4 million, respectively. Base management fees for the same periods were $4.9 million and $4.0 million; incentive fees totaled $7.0 million and $4.8 million; administrator and other expenses totaled $6.3 million and $5.9 million; fees related to THL Credit’s credit facility totaled $4.1 million and $1.7 million, and excise and income taxes totaled $0.6 million and $0.02 million, respectively.

The increase in base management fees and incentive fee expense is due to the growth in both the investment portfolio and net investment income. The increase in expenses and fees related to the credit facility is due to the level of borrowings and the increased commitment size of the revolving loan portion of the credit facility.

Net investment income

Net investment income totaled $9.0 million and $6.0 million, or $0.34 and $0.30 per share based upon weighted average common shares outstanding, for the three months ended Dec. 31, 2012 and 2011, respectively.

Net investment income totaled $30.2 million and $21.0 million, or $1.38 and $1.04 per share based upon weighted average common shares outstanding, for the years ended Dec. 31, 2012 and 2011, respectively.

The increase in net investment income compared to the same period in the prior year is due to the growth of THL Credit’s investment portfolio as well as an increase in prepayment premiums.

Net realized gains

Net realized gains totaled $0.4 million from the sale of $24.0 million of broadly syndicated first lien secured term loans in five companies held for short-term investment purposes for both the three months and year ended Dec. 31, 2012. This compares to net realized gains of $1.0 million from the monetization of THL Credit, Inc.’s equity holdings in Anytime Worldwide, LLC for both the three months and year ended Dec. 31, 2011.

Net change in unrealized appreciation on investments

For the three months ended Dec. 31, 2012 and 2011, THL Credit’s investment portfolio had a net change in unrealized appreciation of $0.9 million and $0.1 million, respectively. As of Dec. 31, 2012 and 2011, net unrealized appreciation on investments was $2.6 million and $3.9 million, respectively.

For the years ended Dec. 31, 2012 and 2011, THL Credit’s investment portfolio had a change in unrealized appreciation of ($1.2) million and $2.1 million, respectively.

The net change in unrealized appreciation compared to the prior periods was driven primarily by the reversal of $1.5 million and $1.1 million for the three months ended Dec. 31, 2012 and 2011 and $2.9 million and $1.8 million for the years ended Dec. 31, 2012 and 2011, respectively, in unrealized appreciation on liquidated portfolio investments, changes in capital market conditions and in the financial performance of certain portfolio companies.

Provision for taxes on unrealized appreciation on investments

The provision for taxes on unrealized appreciation on investments was $0.5 million for both the three months and year ended Dec. 31, 2012. There was no provision for taxes on unrealized appreciation on investments for the three months or year ended Dec. 31, 2011.

Realized and unrealized gain (loss) on interest rate derivative

For the three months ended Dec. 31, 2012, THL Credit’s interest rate derivative agreement, which was entered into on May 10, 2012, had unrealized appreciation of $0.06 million, which was due to capital markets changes impacting interest rate swap spreads. THL Credit also recognized a realized loss related to amounts paid on the interest rate derivate of $0.1 million.

For the year ended Dec. 31, 2012, THL Credit’s interest rate derivative agreement had unrealized depreciation of $1.1 million, which was due to capital markets changes impacting interest rate swap spreads. THL Credit also realized a loss related to amounts paid on the interest rate derivate of $0.2 million.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $9.8 million and $7.1 million, or $0.37 and $0.35 per share, respectively, for the three months ended Dec. 31, 2012 and 2011, respectively.

Net increase in net assets resulting from operations totaled $27.6 million and $24.1 million, or $1.26 and $1.20 per share, respectively, for the years ended Dec. 31, 2012 and 2011, respectively.

This increase in net assets from operations is due to the continued growth in net investment income, which is a result of growing the portfolio, along with an increase in prepayment premiums.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2012, THL Credit had cash of $4.8 million.

THL Credit’s liquidity and capital resources are derived from its revolving credit facility, term loan facility and cash flows from operations, including investment sales and repayments, and income earned. Its primary use of funds from operations includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

At Dec. 31, 2012, THL Credit had $50.0 million in outstanding borrowings on its term loan with a weighted average interest rate of 4.21 percent. THL Credit borrowed $139.9 million under its revolving credit facility for the year ended Dec. 31, 2012 and repaid the entire amount during the year with proceeds from investments sales and prepayments, its term loan facility issuance in May 2012 and with proceeds from its public offering in September 2012.

For the year ended Dec. 31, 2012, THL Credit’s operating activities used cash of $95.4 million primarily in connection with the purchase of investments, and its financing activities provided cash of $130.9 million from the net proceeds received from the public equity offering as well as net borrowings and used cash of $36.2 million for the payment of dividends to stockholders, financing costs related to the credit facility and offering costs related to the public equity offering.

For the year ended Dec. 31, 2011, THL Credit’s operating activities used cash of $87.2 million primarily in connection with the purchase of investments, and its financing activities provided cash of $5.0 million and used cash of $22.0 million for the payment of dividends to stockholders and financing costs related to the credit facility.

RECENT DEVELOPMENTS

As previously announced in January 2013, THL Credit withdrew its application for a license from the Small Business Administration to operate a subsidiary as a small business investment company (“SBIC”). THL Credit may consider pursuing a new application for a license from the SBA in the future. The Company has transferred the three investments held in the SBIC subsidiary to THL Credit, Inc.

In February 2013, THL Credit made a nominal investment in THL Credit Greenway Fund II LLC (“Greenway II”), following a closing of the fund.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 5, 2013, at 8:30 a.m. Eastern Standard Time. The conference call will be led by James K. Hunt, chief executive officer, and Terrence W. Olson, chief operating officer and chief financial officer, and Sam W. Tillinghast, co-president and chief risk officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 98766874. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 12, 2013, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 98766874. The replay will also be available on the company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31, 2012	December 31, 2011
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $391,698,777 and $263,100,758, respectively)	$394,339,072	$266,981,836
Non-controlled, affiliated investments (cost of $10,062 and $10,864, respectively)	10,062	11,496

Total investments at fair value (cost of $391,708,839 and $263,111,622, respectively)	394,349,134	266,993,332
Cash and cash equivalents	4,818,614	5,572,753
Deferred financing costs	3,817,044	1,860,484
Interest receivable	2,594,082	1,440,057
Due from affiliate	420,301	511,842
Receivable for paydown of investment	125,000	258,621
Deferred offering costs	—	327,267
Prepaid expenses and other assets	134,319	185,075

Total assets	$406,258,494	$277,149,431

Liabilities
Loans payable	$50,000,000	$5,000,000
Accrued incentive fees	3,277,937	2,689,030
Base management fees payable	1,514,422	1,013,048
Dividends payable	1,315,760	—
Interest rate derivative	1,053,221	—
Accrued expenses	739,149	466,030
Accrued credit facility fee and interest	115,013	5,451
Deferred taxes payable	453,558	—
Due to affiliate	—	20,597
Accrued administrator expenses	304,491	338,569

Total liabilities	58,773,551	9,532,725
Net Assets
Preferred stock, par value $0.001 per share, 100,000,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $0.001 per share, 100,000,000 common shares authorized, 26,315,202 and 20,220,200 shares issued and outstanding at December 31, 2012 and 2011, respectively	26,315	20,220
Paid-in capital in excess of par	343,722,878	262,289,351
Net unrealized appreciation on investments, net of provision for taxes	2,186,737	3,881,710
Net unrealized depreciation on interest rate derivative	(1,053,221)	—
Interest rate derivative periodic interest payments, net	(179,581)	—
Accumulated net realized gain	348,548	917,830
Accumulated undistributed net investment income	2,433,267	507,595

Total net assets	347,484,943	267,616,706

Total liabilities and net assets	$406,258,494	$277,149,431

Net asset value per share	$13.20	$13.24

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$49,807,892	$34,903,428	$12,260,072
Other income	269,317	415,529	65,360
Dividend income	456,432	279,676	—
From non-controlled, affiliated investments:
Other income	2,591,638	1,809,994	—

Total investment income	53,125,279	37,408,627	12,325,432
Expenses:
Incentive fee	7,017,252	4,790,457	—
Base management fees	4,943,025	4,011,897	2,696,647
Administrator expenses	3,224,597	2,871,778	1,715,694
Professional fees	1,200,161	1,092,364	649,249
Credit facility interest and fees	3,138,276	1,043,070	—
Amortization of deferred financing costs	967,607	687,069	—
Other general and administrative expenses	906,089	793,548	291,132
Directors’ fees	517,000	535,000	389,625
Insurance expenses	438,500	526,927	532,244
Organizational expenses	—	—	20,000

Total operating expenses	22,352,507	16,352,110	6,294,591
Excise and income tax provision	581,502	22,000	—

Net investment income (loss)	30,191,270	21,034,517	6,030,841
Interest rate derivative periodic interest payments, net	(179,581)	—	—
Realized and Unrealized Gain on Investments:
Net realized gain on non-controlled, non-affiliated investments	353,199	979,643	—
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,240,783)	2,120,689	1,760,389
Non-controlled, affiliated investments	(632)	632	—

Net change in unrealized appreciation	(1,241,415)	2,121,321	1,760,389

Net realized and unrealized (loss) gain from investments	(888,216)	3,100,964	1,760,389
Provision for taxes on unrealized appreciation	(453,558)	—	—
Unrealized depreciation on interest rate derivative	(1,053,221)	—	—

Net increase in net assets resulting from operations	$27,616,694	$24,135,481	$7,791,230

Net investment income per common share:
Basic and diluted	$1.38	$1.04	$0.31
Net increase in net assets resulting from operations per common share:
Basic and diluted	$1.26	$1.20	$0.39
Weighted average shares of common stock outstanding:
Basic and diluted	21,852,197	20,167,092	19,762,756

ABOUT THL CREDIT

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York and Houston. THL Credit is a direct lender to middle market companies and invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien secured loans that generally have structures with higher interest rates, which include unitranche investments, or loan structures that combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. In certain instances THL Credit will also make direct equity investments, including equity investments into or through funds, and may also selectively invest in more broadly syndicated first lien secured loans from time to time. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Michael Henson

212-687-8080

#            #             #